Exhibit 2.4

FORM 51-102F3

MATERIAL CHANGE REPORT

1.                                      Name and Address of Company

Plazacorp Retail Properties Ltd. (“Plazacorp”)
Suite 200, 527 Queen Street
Fredericton, NB  E3B 1B8

2.                                      Date of Material Change

May 16, 2013.

3.                                      News Release

The press release announcing the material change was issued in Fredericton, New Brunswick on May 16, 2013 by CNW Group.

4.                                      Summary of Material Change

Plazacorp announced the completion of its offer to acquire all of the issued and outstanding units (the “Units”) of  KEYreit (“KEYreit”).

5.                                      Full Description of Material Change

On May 16, 2013, Plazacorp announced that as of 8:00 p.m. (Toronto Time), 13,288,370 Units had been deposited to the offer (the “Offer”) by Plazacorp to acquire all of the issued and outstanding Units. Plazacorp took up and accepted for payment all such Units, which represent approximately 88.5% of the Units outstanding as of May 16, 2013.

Plazacorp paid for the 13,288,370 Units deposited under the Offer on May 21, 2013. Approximately 25.5% of the tendered Units were tendered into the share alternative under the Offer and approximately 74.5% of the tendered Units were tendered into the cash alternative of the Offer. As a result of proration on the terms described in the Offer, 11,415,391 common shares of Plazacorp were issued in payment of the Units tendered (or deemed to have been tendered) under the share alternative and $55,022,773 was paid by Plazacorp in respect of such Units tendered under the cash alternative.

The trustees of KEYreit have announced that a special meeting of the unitholders of KEYreit will be held on June 26, 2013 to approve amendments to KEYreit’s declaration of trust that will permit Plazacorp to acquire the Units that were not tendered to the Offer. The amendments to KEYreit’s declaration of trust and Plazacorp’s acquisition of the remaining Units will be subject to KEYreit unitholder approval given in accordance with Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions.

6.                                      Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.                                      Omitted Information

Not applicable.

8.                                      Executive Officer

The following senior officer of Plazacorp is knowledgeable about the material change described in this report:

Floriana Cipollone, Chief Financial Officer
(416) 848-4583

9.                                      Date of Report

May 24, 2013